Exhibit Index
                                 -------------

The following are the exhibits in this document:

            (a) Exhibits

                    (3)    Restated Articles of Incorporation
                           A - Met-Ed
                           B - Penelec


                    (12) Statements Showing Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Based on SEC Regulation S-K, Item 503

                           A - GPU, Inc. and Subsidiary  Companies
                           B - JCP&L
                           C - Met-Ed
                           D - Penelec

                    (27)     Financial Data Schedules

                           A - GPU, Inc. and Subsidiary  Companies
                           B - JCP&L
                           C - Met-Ed
                           D - Penelec